FOURTH AMENDMENT TO THE
NEWELL RUBBERMAID INC.
MANAGEMENT CASH BONUS PLAN

The Newell Rubbermaid Inc. Management Cash Bonus Plan (the "Plan"), is further amended, effective as of February 6, 2013, with respect to bonuses paid for plan years beginning on or after January 1, 2013, as follows:

1. Section 6(c) of the Plan is hereby amended to read in its entirety as follows:

(c) Maximum Bonus Payment. The target and maximum annual bonus award payable to a Participant for a Plan Year is a percentage of his or her Salary, based on the Participant's participation category and the level of achievement of the performance goals, as set forth below:

Participation Category	Bonus as a Percentage of Salary if Targets Achieved at 100% Level	Maximum Bonus as a Percentage of Salary
CEO	135.0%	270.0%
Band 13 (CFO, CDO, and COO)	85.0%	170.0%
Band 12 (CLO/EMEA EL and CHRO)	75.0%	150.0%
Band 11 (Other Chiefs)	65.0%	130.0%
Band 10 (Segment Presidents)	55.0%	110.0%
Band 9 (SVPs)	50.0%	100.0%
Band 8 (VPs)	45.0%	90.0%
Band 7 (VPs)	40.0%	80.0%
Band 6 (Directors)	30.0%	60.0%
Band 5 (Senior Managers)	25.0%	50.0%
Band 4 (Managers)	15.0%	30.0%
Band 4 (Sen. Professionals)	10.0%	20.0%

Performance below the target levels will result in a lower or no bonus award.

In no event, however, shall any Participant be paid a bonus award for any Plan Year that exceeds $2,900,000.

This Amendment has been executed by the Corporation, by its duly authorized officer, as of this 6th day of February, 2013.

NEWELL RUBBERMAID INC.

By: /s/ James M. Sweet
Title: Executive Vice President – Human Resources and Corporate Communications